Valneva SE 20-F

Exhibit 3.1

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

VALNEVA SE

European company with an Management Board and Supervisory Board with a share capital of 16,074,817.20 Euros
Registered office: 6 rue Alain Bombard, 44800 Saint-Herblain
Identification N° 422 497 560 RCS1 Nantes

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ARTICLES OF ASSOCIATION

As amended by the Directeur General decisions of February 25, 2022

1 RCS – Trade and Companies Register

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

TITLE I

FORM - COMPANY NAME - COMPANY OBJECT -

REGISTERED OFFICE - DURATION

Article 1. Form

The company was incorporated in the form of a Limited Liability Company with a Board of Directors under the terms of a private deed of 24 March 1999.

The shareholders of the company modified the form of management and governance, adopting the formula of a Management Board and Supervisory Board, by decision of the Extraordinary General Meeting of 29 November 2002.

On May 28 2013, the Company was transformed into a European Company (Societas Europaea or SE) with a Management Board and Supervisory Board through a cross-border merger between Intercell AG, a company governed by Austrian law, with a share capital of 55,183,961 Euros, with registered office at Campus Vienna Biocenter 3, 1030 Vienna, Austria, formerly entered in the Trade and Companies Register of Vienna under number FN 166438m and Vivalis SA, a limited liability company governed by French law with a share capital of 3.224.379,30 Euros, with registered office at La Corbière - 49450 Roussay, and with the unique identification number 422 497 560 RCS Angers.

It is governed by the European Community and national regulations in effect, as well as by these Articles of Association (the Company).

Article 2. Name

The company name is: Valneva.

In all of the instruments and documents deriving from the Company and intended for third parties, the name must be immediately preceded or followed by the words “European company” or the initials “SE” and a statement of the amount of the share capital.

Article 3. Object

The Company has as its object, within France and in every country:

o	research and development within the field of biomedicine and pharmacology;

o	the commercial exploitation of patents and know-how;

o	trading in products of all kinds and the provision of services in the field of data processing and information technology;

o	the production, monitoring and marketing of all products, services and research programmes with applications to human and animal health, using the technologies of molecular and cellular biology and all of the associated techniques;

o	the participation of the Company by all means, direct or indirect, in all operations which may be associated with its company object, through the creation of new companies, contributions, subscription or purchase of securities or company rights, mergers or otherwise, the creation, acquisition, leasing, lease management of all operating assets or facilities; the acquisition, exploitation or sale of all procedures and patents regarding these activities, within France and abroad;

o	and more generally, all industrial, commercial or financial, securities or property operations, which may be directly or indirectly associated with its business object or likely to favour its exploitation, realisation or development.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 4. Registered office

The registered office of the Company is located at 6 rue Alain Bombard, 44800 Saint-Herblain.

The registered office may be transferred to any location within France, upon simple decision by the Supervisory Board and subject to ratification by the shareholders at their next Ordinary General Meeting or by a decision of the Extraordinary General Meeting in accordance with applicable statutory provisions. The transfer of the registered office to another member State of the European Community is subject to ratification of the Special Meeting of the Shareholders in accordance with L. 229-2 of the French commercial code. In the case of a transfer decided in accordance with the law by the Supervisory Board, the latter is authorized to modify the Articles of Association in consequence.

Article 5. Duration - Financial year

The duration of the Company shall be ninety nine (99) years from its first registration in the Trade and Companies Register, except in cases of extension or early dissolution.

The financial year shall begin on 1 January and shall end on 31 December.

TITLE II

SHARE CAPITAL – SHARES

Article 6. Share Capital

The share capital is set at 16,074,817.20 Euros. It is divided into:

●	107,144,934 ordinary shares with nominal value of 0.15 Euro each, fully subscribed and paid up (the Ordinary Shares); and

●	20,514 preferred shares convertible into Ordinary Shares with nominal value of 0.15 Euro each, fully subscribed and paid up, granting the holder the special rights defined in these Articles of Association (the Convertible Preferred Shares).

The Ordinary Shares and the Convertible Preferred Shares are collectively designated as the Shares.

Article 7. Change in the share capital

The share capital shall be increased by any means and by all procedures provided by law. The Extraordinary General Meeting, on the report of the Management Board, has sole competence for deciding on the share capital increase and may delegate such competence as provided by law.

The shareholders shall have a preferential subscription right, in proportion to their Shares, for subscribing to Ordinary Shares in the context of a share capital increase. Shareholders may waive their preferential subscription right in an individual capacity.

The right to the allocation of new Ordinary Shares to the shareholders, following the capitalisation of reserves, profits or issuance premiums, shall belong to the bare owner, subject to the rights of the usufructuary.

Pursuant to the Management Board meeting dated June 7, 2013, noting the exercise of stock options, the share capital has been increased up to 6,092,801.94 Euros through cash contributions of 174,571.20 Euros, including 14,547.60 Euros in nominal.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Pursuant to the Management Board meeting dated July 5, 2013, the share capital has been increased, through cash contributions, of 2,274,782.25 Euros in nominal, raising it from 6,092,801.94 Euros to 8,367,584.19 Euros.

Pursuant to the Management Board meeting dated July 24, 2013, noting the end of the four years vesting period with respect to free shares allocated to employees on July 23, 2009, the share capital has been increased up to 8,369,159.19 Euros through incorporation of issue premiums of 1,575 Euros.

Pursuant to the Management Board meeting dated October 9, 2013, noting the end of the two years vesting period with respect to free shares allocated to employees on September 6, 2011, the share capital has been increased up to 8,370,659.19 Euros through incorporation of issue premiums of 1,500 Euros.

Pursuant to the Management Board meeting dated January 21, 2014, noting the exercise of stock options, the share capital has been increased up to 8,384,717.19 Euros through cash contributions of 168,696 Euros, including 14,058 Euros in nominal.

Pursuant to the Management Board meeting dated January 21, 2014, noting the definitive allocation of free shares granted by the Company to employees and executive officers on February 22, 2010 (plan 2 - allotment 2), the share capital has been increased up to 8,389,717.14 Euros through incorporation of issue premiums of 4,999.95 Euros.

Pursuant to the Management Board meeting dated March 3, 2014, noting the end of the four years vesting period with respect to free shares allocated to employees on February 22, 2010, the share capital has been increased up to 8,390,317.14 Euros through incorporation of issue premiums of 600 Euros.

On May 21, 2014, the Directeur Général, acting by delegation of powers granted by the Management Board on May 12, 2014, noticed the exercise of share issuance rights. Consequently, the share capital of the company has been increased up to 8,465,317.14 Euros, through cash contributions of 2,770,000 Euros, including 75,000 Euros in nominal.

On June 3, 2014, the Directeur Général, acting by delegation of powers granted by the Management Board on May 12, 2014, noticed the exercise of share issuance rights. Consequently, the share capital of the company has been increased up to 8,555,317.14 Euros, through cash contributions of 3,486,000 Euros, including 90,000 Euros in nominal.

On June 25, 2014, the Directeur Général, acting by delegation of powers granted by the Management Board on May 12, 2014, noticed the exercise of share issuance rights. Consequently, the share capital of the company has been increased up to 8,630,317.14 Euros, through cash contributions of 2,700,000 Euros, including 75,000 Euros in nominal.

Pursuant to the Management Board meeting dated October 2, 2014, noting the end of the four years vesting period with respect to free shares allocated to employees on October 1st, 2010, the share capital has been increased up to 8,631,142.14 Euros through incorporation of issue premiums of 825 Euros.

Pursuant to the Management Board meeting dated February 6, 2015, the share capital has been increased, through cash contributions, of 2,734,719.90 Euros in nominal, raising it from 8,631,142.14 Euros to 11,365,862.04 Euros.

As a result of the Management Board meeting held on April 30, 2015, acknowledging stock options subscriptions, the share capital has been raised to 11,377,832.04 Euros, through a cash contribution of 143,640 Euros, including 11,970 Euros as nominal value.

Pursuant to the Management Board meeting dated July 24, 2015, noting the end of the two years vesting period with respect to free shares allocated to employees on July 24, 2013, the share capital has been increased up to 11,382,407.04 Euros through incorporation of issue premiums of 4,575 Euros.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

As a result of the Management Board meeting held on July 28, 2015, acknowledging the subscription of preferred share convertible into ordinary shares (“Convertible Preferred Shares”), the share capital has been raised to 11,382,568.14 Euros, through a cash contribution of 172,914 Euros, including 161.10 Euros as nominal value.

Pursuant to the Management Board meeting dated September 7, 2015, noting the end of the four years vesting period with respect to free shares allocated to employees on September 6, 2011, the share capital has been increased up to 11,383,243.14 Euros through incorporation of issue premiums of 675 Euros.

On December 14, 2016, pursuant to a decision of the Managing Director, acting by delegation of powers granted by the Management Board on November 30, 2016, the share capital has been increased up to 11,815,935.39 Euros through cash contributions of 7,499,999 Euros, including 432,692.25 Euros in nominal.

Pursuant to a decision of the Managing Director dated May 17, 2017, acting by delegation of powers granted by the Management Board on May 15, 2017, noticed the buy back and the cancellation of 285 Convertible Preferred Shares. Consequently, the share capital of the company has been decreased to 11,815,892.64 Euros, through cash reduction of 42.75 Euros in nominal.

Pursuant to the Management Board meeting dated July 24, 2017, noting the end of the four years vesting period with respect to free shares allocated to employees on July 24, 2013, the share capital has been increased up to 11,816,042.64 Euros through incorporation of issue premiums of 125 Euros.

On October 1, 2018, pursuant to a decision of the Chairman of the Management Board, acting by delegation of powers granted by the Management Board on September 26, 2018, the share capital has been increased up to 13,816,042.74 Euros through cash contributions of 50,000,002.50 Euros, including 2,000,000.10 Euros in nominal.

Pursuant to the Management Board meeting dated May 3, 2019, noting the exercise of equity warrants on April 24, 2019, the share capital has been increased to 13,816,511.49 Euros, through a cash contribution of 8,043.75 Euros, including 468.75 Euros as nominal value.

Pursuant to the Management Board meeting dated July 29, 2019, noting the end of the four years vesting period with respect to free convertible preferred shares allocated to employees or Management Board members on July 28, 2015, the share capital has been increased up to 13,819,470.24 Euros through incorporation of issue premiums of 2,958.75 Euros.

Pursuant to the Management Board meeting dated November 4, 2019, noting the exercise of equity warrants on October 25, 2019, the share capital has been increased to 13,819,938.99 Euros, through a cash contribution of 8,043.75 Euros, including 468.75 Euros as nominal value.

Pursuant to the Management Board meeting dated May 15, 2020, noting the exercise of equity warrants on May 12, 2020, the share capital has been increased to 13,820,407.74 Euros, through a cash contribution of 8,043.75 Euros, including 468.75 Euros as nominal value.

Pursuant to the Management Board meeting dated May 29, 2020, deciding to cancel all of the 17,836,719 preferred shares redeemed by the Company, the share capital was decreased at 13,642,040.55 Euros through cancellation of 17,836,719 preference shares with a par value of 0.01 Euros each, i.e. a share capital decrease for the total nominal amount of 178,367.19 Euros.

Pursuant to the Management Board meeting dated July 29, 2020, noting the exercise of equity warrants on July 27, 2020, the share capital has been increased to 13,642,771.80 Euros, through a cash contribution of 19,110 Euros, including 731.25 Euros as par value.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Pursuant to the Management Board meeting dated August 31, 2020, noting the exercise of equity warrants on August 25, 2020, the share capital has been increased to 13,643,240.55 Euros, through a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value.

Pursuant to the Management Board meeting dated December 1, 2020, noting the exercise of equity warrants on November 26, 2020, the share capital has been increased to 13,643,709.30 Euros, through a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value.

Pursuant to the Management Board meeting dated December 10, 2020, noting the exercise of equity warrants on December 4, December 7 and December 9, 2020, the share capital has been increased to 13,645,584.30 Euros, through a cash contribution of 32,175 Euros, including 1,875 Euros as par value.

On January 27, 2021, the Directeur Général noting (i) the exercise of equity warrants on January 22, 2021 (representing a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value), and (ii) the exercise of stock options between January 18 and January 25, 2021 inclusive (representing a total cash contribution of 2,200,886.75 Euros, including 118,511.25 Euros as par value). Consequently, the share capital of the company has been increased up to 13,764,564.30 Euros.

Pursuant to the Management Board meeting dated May 6, 2021, the share capital has been increased, through cash contributions, by 1,062,414.30 Euros in nominal value, raising it from 13,764,564.30 Euros to 14,826,978.60 Euros.

Pursuant to the Management Board meeting dated May 7, 2021, the share capital has been increased, through cash contributions, by 159,362.10 Euros in nominal value, raising it from 14,826,978.60 Euros to 14,986,340.70 Euros.

Pursuant to the decisions of the Directeur Général dated August 26, 2021 (acting by delegation of powers granted by the Management Board on January 25, 2021), noting the exercise of equity warrants on August 19, 2021, the share capital has been increased to 14,986,809.45 Euros through a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value.

Pursuant to the decisions of the Directeur Général dated September 3, 2021 (acting by delegation of powers granted by the Management Board on January 25, 2021), noting the exercise of equity warrants on September 2, 2021, the share capital has been increased to 14,987,278.20 Euros through a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value.

Pursuant to the Management Board meeting dated October 4, 2021, deciding to cancel all of the 4,025 Ordinary Shares held as treasury shares by the Company following termination of its liquidity agreement, the share capital was decreased to 14,986,674.45 Euros through cancellation of 4,025 Ordinary Shares with a par value of 0.15 Euros each, i.e., a share capital decrease for the total nominal amount of 603.75 Euros.

Pursuant to the Management Board meeting dated October 28, 2021, the share capital has been increased, through cash contributions, by 675,000 Euros in nominal value, raising it from 14,986,674.45 Euros to 15,661,674.45 Euros.

Pursuant to the Management Board meeting dated October 30, 2021, the share capital has been increased, through cash contributions, by 101,250 Euros in nominal value, raising it from 15,661,674.45 Euros to 15,762,924.45 Euros.

Pursuant to the decisions of the Directeur Général dated December 9, 2021 (acting by delegation of powers granted by the Management Board on January 25, 2021), noting the exercise of equity warrants on December 6, December 7 and December 8, 2021, the share capital has been increased to 15,764,799.45 Euros through a cash contribution of 32,175 Euros, including 1,875 Euros as par value.

Pursuant to the Management Board meeting dated December 15, 2021, noting the end of the four years vesting period with respect to free convertible preferred shares allocated to employees or Management Board members on December 15, 2017, the share capital has been increased up to 15,769,668.90 Euros through incorporation of issue premiums of 4,869.45 Euros.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Pursuant to the decisions of the Directeur Général dated December 22, 2021 (acting by delegation of powers granted by the Management Board on December 15, 2021), noting the conversion, with effect on December 16, 2021, of Convertible Preferred Shares definitively allotted by the Management Board on December 15, 2021, the share capital has been increased to 15,785,862.75 Euros as a result of the conversion of 4,115 Convertible Preferred Shares with a par value of 0.15 euro each into 112,074 new Ordinary Shares, also with a par value of 0.15 euro each (representing a net share capital increase of 16,193.85 Euros, paid up by debiting the special blocked reserve account).

Pursuant to the decisions of the Directeur Général dated January 11, 2022 (acting by delegation of powers granted by the Management Board on December 15, 2021), noting the conversion, with effect on January 3 and 4, 2022, of Convertible Preferred Shares definitively allotted by the Management Board on December 15, 2021, the share capital has been increased to 15,897,421.05 Euros as a result of the conversion of 28,348 Convertible Preferred Shares with a par value of 0.15 euro each into 772,070 new Ordinary Shares, also with a par value of 0.15 euro each (representing a net share capital increase of 111,558.30 Euros, paid up by debiting the special blocked reserve account).

Pursuant to the decisions of the Directeur Général dated January 26, 2022 (acting by delegation of powers granted by the Management Board on January 17, 2022), noting (i) the exercise of equity warrants on January 21, 2022 (representing a total cash contribution of 8,043.75 Euros, including 468.75 Euros as par value), and (ii) the exercise of stock options between January 4 and January 11, 2022 inclusive (representing a total cash contribution of 3,908,987.37 Euros, including 176,458.65 Euros as par value), the share capital of the company has been increased up to 16,074,348.45 Euros.

Pursuant to the decisions of the Directeur Général dated February 25, 2022 (acting by delegation of powers granted by the Management Board on January 17, 2022), noting the exercise of equity warrants on February 4, 2022, the share capital of the company has been increased up to 16,074,817.20 Euros through a cash contribution of 8,043.75 Euros, including 468.75 Euros as par value.

Article 8. Paying up of the shares

Shares subscribed in cash shall mandatorily be paid up for at least a quarter of their nominal value on subscription and if necessary, for the entire issuance premium.

The paying in of the surplus shall take place on one or several occasions, at the decision of the Management Board, within five years of the date on which the share capital increase has become final.

Calls for funds shall be brought to the attention of subscribers by registered letter with notice of receipt, sent at least fifteen days before the date set for each payment. Payments shall be made either to the registered office or to any other place indicated for this purpose.

Any delay in the payment of amounts due on the unpaid amount of the Shares shall entail, ipso jure and without any formality being necessary, the payment of interest at the legal rate, starting from the due date, without prejudice to the personal action that the Company may take against the defaulting shareholder and the enforcement measures provided by law.

Article 9. Reduction - amortisation of the share capital

The reduction of the share capital shall be authorised or decided by the Extraordinary General Meeting, which may delegate all of the powers to the Management Board for the execution of the same. In no case may it infringe the equal standing of shareholders.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The reduction of the share capital to an amount less than the legal minimum may only be decided under the condition precedent of a share capital increase intended to bring it to an amount at least equal to this minimum, unless the Company is transformed into a company of another form.

In the event of failure to comply with these provisions, any interested party may apply to a court for the dissolution of the Company.

At the same time, the court cannot pronounce the dissolution if the adjustment has taken place on the day on which it rules on the merits.

The share capital may be amortised in accordance with the law.

Article 10. Form of the Shares

Article 10.1 - Form of the Ordinary Shares

1.	The fully paid up Ordinary Shares may take nominative or bearer form, at the choice of the shareholder, subject to the legal and regulatory provisions in effect.

The Ordinary Shares are recorded in the shareholders’ accounts under the conditions and pursuant to the procedures provided by law. The securities recorded in the account are transferred by transfer from account to account. Records in the accounts, payments and transfers are carried out in accordance with legal and regulatory requirements.

2.	For the purposes of identifying the holders of bearer shares, the Company is entitled, according to legal and regulatory requirements, to ask at its own expense the central depository responsible for maintaining the securities issuance account (the Central Depositary), as per the case, for the name or company name, nationality, year of birth or year of incorporation and the addresses of the holders of securities conferring immediate or future voting rights at its meetings and the number of shares held by each of them, as well as, if applicable, the restrictions which may affect the securities.

With regard to the list provided to the Company by the Central Depositary, the Company has the right to request either from the Central Depository, or directly from the persons on this list and which the Company believes may be registered as an intermediary and on behalf of third party owners of securities, the information provided in the preceding paragraph regarding the owners of the securities.

These persons shall be required, if they have the capacity of intermediary, to disclose the identity of the owners of these securities. The information shall be provided directly to the authorised financial intermediary which holds the account, with the obligation of this latter party to notify it, as appropriate, to the Issuer or to the Central Depository.

The Company is also entitled, with regard to the securities in the nominative form, to ask, at any time, the intermediary registered on behalf of third party owners of the securities to disclose the identity of the owners of these securities.

For as long as the Company considers that certain holders of securities, in bearer or nominative form, whose identity has been disclosed to it are acting as holders on behalf of third party owners of the shares, it shall be entitled to ask these owners to reveal the identity of the owners of the securities, under the conditions provided above.

Following the requests for information cited above, the Company shall be entitled to request that any legal person owning Shares of the Company representing more than 2% of its share capital or voting rights reveals the identity of persons holding directly or indirectly more than one third of the share capital of this legal person or of the voting rights which are exercised at the general meetings of the same person.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

When the person forming the object of a request pursuant to the stipulations of this Article has not submitted the information so requested within the legal and regulatory deadlines or has transmitted incomplete or erroneous information regarding either its capacity or the owners of the securities, the Ordinary Shares or the securities giving immediate or future access to the share capital for which the person has been entered in the account shall be deprived of voting rights for all General Meetings to be held until the date of regularisation of identification, with the payment of dividends deferred until that date.

Article 10.2 - Form of preferred shares convertible into Ordinary Shares (Convertible Preferred Shares)

1.	The Convertible Preferred Shares are registered shares.

2.	The provisions of Article 10.1 “ Form of Ordinary Shares “, § 2., also apply to the Convertible Preferred Shares, subject to the following characteristics of the latter.

Article 11. Indivisibility of Shares

Shares are indivisible with respect to the Company. The undivided joint owners of shares shall be represented at General Meetings by one of their number or by a joint representative of their choice. In the absence of agreement among them on the choice of a representative, the latter shall be designated by order of the President of the Commercial Court ruling in summary proceedings at the request of the first joint owner to take action.

The bare owner and the usufructuary have the right to participate in collective decisions. The voting right attached to the Share belongs to the usufructuary for the Ordinary General Meetings and to the bare owner for the Extraordinary General Meetings. Shareholders may nevertheless agree among themselves on any other allocation for the exercise of the voting right at General Meetings. In this event, they shall bring their agreement to the attention of the Company by registered letter addressed to the registered office, with the Company obliged to observe this agreement for any General Meeting to be convened after the expiry of a one-month deadline after sending the registered letter, with the postmark serving as evidence of the date of dispatch.

The right of the shareholder to obtain notification of the company documents or to consult them may also be exercised by each of the joint owners of the undivided Shares, by the usufructuary and the bare owner of Shares.

Article 12. Transfer and Transmission of Shares - Crossing of Threshold

The transfer of Shares shall be made by transfer from account to account, pursuant to the law.

In the event of a share capital increase, the Shares shall be negotiable as of its final conclusion.

Movements of securities for which due payments have not been made shall not be authorised.

In addition to the legal obligation to inform the Company of holdings of certain fractions of the share capital and to make any resulting declaration of intent, each natural or legal person, acting alone or in concert, who comes to hold or ceases to hold a fraction equal to 2% of the share capital or voting rights, or any multiple of this percentage, shall be obliged to notify the Company of the same within four stock exchange trading days, as soon as one of these thresholds is crossed, by registered letter with notice of receipt, addressed to the registered office of the Company, specifying the number of shares, corresponding voting rights and securities giving access to the share capital that it holds alone or in concert.

In order to determine the stipulated thresholds, account shall also be taken of the Shares held indirectly and of Shares regarded as owned Shares, as defined by the provisions of Articles L. 233-7 et seq. of the French Commercial Code.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

In each of the declarations cited above, the declaring party shall certify that the declaration made includes all shares held or possessed pursuant to the provisions of Articles L. 233-7 et seq. of the French Commercial Code. It shall also indicate the date or dates of acquisition.

This disclosure obligation applies in all cases of crossing thresholds stipulated above, including the thresholds prescribed by law.

Failure to observe the notification obligation cited above shall be sanctioned, at the demand (recorded in the minutes of the Meeting) of one or several shareholders who together hold a fraction of at least 2% of the share capital or voting rights of the Company, by suspension of voting rights attached to the Shares which exceed the fraction that has not been regularly declared for each General Meeting of Shareholders held until the date of regularisation of the notification.

Furthermore, in the event that the registered shareholder knowingly disregards the notification obligation for threshold crossing with regard to the Company, the Commercial Court within the jurisdiction of which the Company has its registered office may, at the request of the Company or of a shareholder, pronounce the complete or partial suspension of voting rights, for a total period not exceeding five years, against any shareholder who has not made the declarations cited above or who has not observed the content of the declaration of intent provided in Article L. 233-7 VII of the French Commercial Code within six (6) months of the publication of the said declaration.

Article 13. Rights and obligations attached to the Shares

Article 13.1 - Rights and obligations common to the Shares

1.	Each Share gives the right to participate in collective decisions, as well as the right to be informed of the progress of the Company and to receive certain documents at times and under the conditions provided by law and these Articles of Association.

2.	Shareholders shall only bear losses up to the limit of their contributions.

Subject to the provisions of the law and of these Articles of Association, no majority may impose an increase in their commitments. The rights and obligations attached to the Share shall follow the security regardless of its holder.

3.	The ownership of a Share shall entail the ipso jure adhesion to the decisions of the General Meeting and to these Articles of Association.

The assignment shall include all dividends fallen due and falling due, as well as any portion of the reserve fund, unless otherwise notified to the Company.

The heirs, creditors, assignees or other representatives of a shareholder may not, under any pretext, require the sealing of the property and company documents, demand the division or the sale by auction of these assets or interfere in the administration of the Company. In order to exercise their rights, they shall refer to the company inventories and to the decisions of the General Meeting.

4.	Whenever it is necessary to possess a certain number of Shares in order to exercise any right, in the event of an exchange, consolidation or attribution of securities or for an increase or reduction in the share capital, a merger or any other transaction, shareholders holding a number of Shares less than that required shall only be able to exercise these rights provided that they personally ensure that they obtain the required number of Shares.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 13.2 - Stipulations specific to Ordinary Shares

1.	Each Ordinary Share confers a right of ownership of the Company’s assets, to profit-sharing and to the liquidation surplus, to a share proportional to the stake in the share capital which it represents, taking into account, where appropriate, amortised and unamortised, paid up and unpaid share capital, for the nominal amount of the Shares and the rights of the different classes of Shares.

2.	Except in cases where the law provides otherwise and with the exception of the double voting right provided below, each shareholder shall have as many voting rights and express as many votes at Meetings as he has Ordinary Shares fully paid up for all of the due payments. For the same nominal value, each capital or participating Ordinary Share shall confer one vote.

3.	A double voting right, considering the proportion of the share capital which they represent, shall be attributed to all fully paid up Ordinary Shares, which shall be documented by a registration in the nominative form for at least two years, starting from the registration of the Company in the form of a European company, in the name of the same shareholder. This right is also granted on issuance, in the event of a share capital increase through incorporation of reserves, profits or issue premiums, to the Ordinary Shares attributed as a bonus to a shareholder by virtue of former Ordinary Shares for which it has already benefited from this right.

Article 13.3 - Stipulations specific to Convertible Preferred Shares

■	Rights attaching to the Convertible Preferred Shares

The Convertible Preferred Shares will not be entitled to the distribution of dividends.

The Convertible Preferred Share does not carry voting rights in General Meeting. In accordance with the provisions set by statute and Article 32 of these Articles of Association, it confers a right to participate and vote in special shareholders meetings for holders of Convertible Preferred.

The Convertible Preferred Shares do not carry preferential subscription rights to capital increases or any other corporate action with preferential subscription rights to Ordinary Shares and will not benefit from capital increases by free grants of new shares or by increasing the nominal amount of existing ordinary shares or through the capitalization of reserves, earnings or other items that may be capitalized, or through free grants of securities giving access to shares for the benefit of holders of ordinary shares.

The Convertible Preferred Shares are non-transferable.

■	Right to convert Convertible Preferred Shares into Ordinary Shares subject to conditions

(i)	Conditions for converting Convertible Preferred Shares into Ordinary Shares

The Convertible Preferred Shares may be converted into Ordinary Shares at the end of four (4) years from their issuance date or their allocation date (the Conversion Date), according to a conversion ratio determined in the conditions described hereunder (the Conditions of Convertible Preferred Shares):

The number of Ordinary Shares that may result from the conversion will be calculated according to a conversion ratio determined by the Management Board based on the volume weighted average price of the Company’s share for a period defined by the Management Board (Volume Weighted Average Price) on the Conversion Date (the Conversion Ratio). It being stipulated that the Management Board will determine for this purpose on the date the Convertible Preferred Shares are issued or awarded:

●	the Volume Weighted Average Price from which the Convertible Preferred Shares may confer a right of conversion (the Floor Price) that may not, in any case be less than EUR 4;

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

●	the target price on the Conversion Date above which the Ordinary Shares issued from the conversion will not increase (the Ceiling Price).

The Convertible Preferred Shares may not represent more than 6% of the share capital.

(ii)	Procedures for conversion of Convertible Preferred Shares into Ordinary Shares

Subject to fulfillment of the Conditions of the Convertible Preferred Shares, the Convertible Preferred Shares will, on the Date of Conversion, be converted by the Company into Ordinary Shares at the request of the holder as from the Conversion Date and up to the cut-off date determined by the Management Board after which the Convertible Preferred Shares will automatically be converted if the holder has not requested conversion during this period.

The conversion of Convertible Preferred Shares into Ordinary Shares shall not require any payment by the holders of the Convertible Preferred Shares.

The nominal value of each of the Ordinary Shares shall be paid up by debiting the special blocked reserve account created for that purpose in the accounts (shareholders’ equity) of the Company.

The conversion of Convertible Preferred Shares into Ordinary Shares will constitute de facto waiver by shareholders of their preferential subscription rights resulting from new ordinary shares that will be, as applicable, issued pursuant to this conversion.

The Ordinary Shares resulting from the conversion of Convertible Preferred Shares will be definitively fungible with existing ordinary shares of the company as from the conversion date.

When the total number of Ordinary Shares to be received by a holder of Convertible Preferred Shares by applying the Conversion Ratio to the number of Convertible Preferred Shares held is not a whole number, said holder will receive the next lowest number of Ordinary Shares.

The Management Board must note for the record, as applicable, the number of Ordinary Shares resulting from the conversion of Convertible Preferred Shares, and make the necessary modifications to the bylaws, in particular with respect to the allocation of Shares per class and record the capital increase as required by law.

On conversion of the Convertible Preferred Shares, every holder of Convertible Preferred Shares may obtain a number of Ordinary Shares calculated with regard to the number of Convertible Preferred Shares which it holds on the basis of the Conversion Ratio in effect.

When the number of Ordinary Shares so calculated is not a whole number, the fraction of Ordinary Shares forming a fractional lot shall be paid in cash.. In such an event, the holder of Convertible Preferred Shares shall receive an amount equal to the product (i) of the fraction of an Ordinary Share forming a fractional lot and (ii) an amount equal to the first recorded market price of the Ordinary Share for the stock exchange trading session preceding that of the ipso jure conversion of the Convertible Preferred Shares into Ordinary Shares.

Such amount shall be debited from the special blocked reserve account created for that purpose in the accounts (shareholders’ equity) of the Company and, as the case may be, from any available reserve accounts.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

(iii) Protection of the individual rights of holders of Convertible Preferred Shares

Amortisation of the share capital – Modification of profit-sharing – Issuance of preferred shares

The Company shall have the right to amortise its share capital, to modify the rules for sharing of its profits or the issuance of preferred shares, provided that, for as long as Convertible Preferred Shares are in circulation, it has taken the necessary measures to preserve the rights of the holders of the Convertible Preferred Shares, pursuant to the stipulations of the paragraph “Financial Operations of the Company” below.

Capital reduction due to losses

In the event of reduction of the share capital of the Company due to losses and carried out through a reduction in the nominal amount or number of shares comprising the share capital, the rights of the holders of the Convertible Preferred Shares shall consequently be reduced, as if the holders of the Convertible Preferred Shares had converted their Convertible Preferred Shares before the date on which the capital reduction had become final.

Financial operations of the company

On conclusion of one of the following operations:

1.	financial operations with a listed preferential subscription right;

2.	attribution of bonus ordinary shares of the Company to shareholders, division or consolidation of shares;

3.	free attribution to shareholders of any financial instruments other than the ordinary shares of the Company;

4.	absorption, merger, division;

5.	amortisation of the share capital;

which the Company could realise starting from the date of issuance of the Convertible Preferred Shares, the maintenance of rights of holders of the Convertible Preferred Shares shall be ensured by carrying out an adjustment of the Conversion Ratio, pursuant to the following procedures (the Adjusted Conversion Ratio).

This adjustment shall be carried out in such a way that it equalises the value of the Ordinary Shares, to the nearest thousandth of an Ordinary Share, which have been obtained in the event of conversion of the Convertible Preferred Shares immediately after the realisation of one of the above-mentioned operations, and the value of Ordinary Shares that would be obtained in case of conversion of Convertible Preferred Shares immediately after said operation.

In the event of adjustments carried out pursuant to paragraphs 1 to 5 below, the new Conversion Ratio shall be determined to the nearest thousandth (0.0005 being rounded up to the nearest thousandth, i.e. to 0.001). Any further adjustments shall be carried out on the basis of the preceding Conversion Ratio so calculated and rounded. At the same time, the Ordinary Shares shall only give rise to the delivery of a full number of Ordinary Shares, with the payment of partial Shares being specified in the paragraph “Payment of partial shares” above.

1.	In the case of financial operations entailing a listed preferential subscription right, the Adjusted Conversion Ratio shall be equal to the product of the current Conversion Ratio before the start of the operation in question and the ratio below:

Value of the Ordinary Share after detachment of the preferential subscription right + value of the preferential subscription right
Value of the Ordinary Share after detachment of the preferential subscription right

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

To calculate this ratio, the value of the Ordinary Share after detachment of the preferential subscription right shall be determined as the arithmetic average of the first market prices on NYSE Euronext Paris exchange (or in the absence of a market price on NYSE Euronext Paris exchange, on another regulated or similar market on which the share and the subscription right are both listed) for all of the trading days included in the subscription period.

2.	In the event of attribution of bonus Shares, as well as in the event of division or consolidation of Ordinary Shares, the Adjusted Conversion Ratio shall be equal to the product of the Conversion Ratio in effect before the start of the operation in question and the following ratio:

Number of Ordinary Shares comprising the share capital after the operation
Number of Ordinary Shares comprising the share capital before the operation

3.	In the event of attribution free of charge of a financial instrument/financial instruments other than the ordinary shares of the Company, the Adjusted Conversion Ratio shall be determined as follows:

(a)	if the right of free attribution of the financial instrument/financial instruments is subject to a listing on NYSE Euronext Paris exchange (or in the absence of a listing on NYSE Euronext Paris exchange, on another regulated or similar market), the new Conversion Ratio shall be equal to the product of the Conversion Ratio in effect before the start of the operation in question and the following ratio:

Value of the ordinary share ex the free bonus right + value of the free bonus right
Value of the ordinary share ex the free bonus right

To calculate this ratio:

●	the value of the ordinary share ex the free bonus right shall be determined as the average weighted by the volumes of the first market prices quoted on NYSE Euronext Paris exchange (or in the absence of a price on NYSE Euronext Paris exchange, on another regulated or similar market on which the share and the subscription right are both listed) for the ordinary share ex the free bonus right for the first three stock exchange trading sessions, starting on the date on which the ordinary shares are listed ex the free bonus right;

●	the value of the free bonus right shall be determined as in the above paragraph. If the free bonus right is not listed for at least each of these three stock exchange sessions, its value shall be determined by an independent expert of international reputation, chosen by the Company.

(b)	if the bonus right for the financial instrument/financial instruments is not listed on the NYSE Euronext Paris exchange (or in the absence of a price on the NYSE Euronext Paris exchange, on another regulated or similar market), the Adjusted Conversion Ratio shall be equal to the product of the Conversion Ratio in effect before the start of the operation in question and the following ratio:

Value of the ordinary share ex free bonus right + value of the financial instrument(s) attributed per ordinary share
Value of the ordinary share ex free bonus right

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

To calculate this ratio:

●	the value of the ordinary share ex the free bonus right shall be determined as in paragraph (a) above.

●	if the attributed financial securities are listed or likely to be listed on the NYSE Euronext Paris exchange (or in the absence of a listing on the NYSE Euronext Paris exchange, on another regulated or similar market), for the 10-day trading period starting on the date on which the shares are listed ex-distribution, the value per share of the attributed financial security/securities shall be equal to the average weighted by the volumes of the prices of the said financial securities observed on the said market for the first three stock exchange trading sessions included in this period during which the said financial securities are listed. If the said attributed financial securities are not listed for at least each of these three stock exchange trading sessions, the per share value of the attributed financial security/securities shall be determined by an independent expert of international reputation, chosen by the Company.

4.	In the event of absorption of the Company by another company or merger with one or several other companies to form a new company or a division, the Convertible Preferred Shares shall be exchanged for the preferred shares of the absorbing or new company or of the companies benefiting from the division and shall be converted into ordinary shares of the absorbing or new company or the companies benefiting from the division (the Replacement Shares).

The new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect before such an event by the exchange ratio for the Ordinary Shares into the Replacement Shares.

The company or companies, which are beneficiaries of the contributions or the new company/companies shall replace the Company ipso jure in its obligations with regard to the holders of the Convertible Preferred Shares.

5.	In the event of amortisation of the share capital, the Adjusted Conversion Ratio shall be equal to the product of the Conversion Ratio in effect before the amortisation and the following ratio:

Value of the Ordinary Share before the amortisation
Value of the Ordinary Share before the amortisation – amount of the amortisation per Ordinary Share

To calculate this ratio, the value of the Ordinary Share before the amortisation shall mean the average weighted by the volumes of the market prices quoted on the NYSE Euronext Paris exchange (or in the absence of a price on the NYSE Euronext Paris exchange, on another regulated or similar market) for the last three stock exchange trading sessions preceding the day on which the Ordinary Shares are listed ex-amortisation.

In the event that the Company executes operations for which an adjustment has not been stipulated by way of paragraphs 1 to 5 above and where a further provision of law or regulation provides for an adjustment, the Company shall make this adjustment pursuant to the applicable legal or regulatory provisions, taking account of practices in the field within the French market. In the event that the Ordinary Share of the Company is no longer admitted to trading on the NYSE Euronext Paris exchange (or in the absence of a price on the NYSE Euronext Paris exchange, on another regulated or similar market), the values referred to above shall be determined by an independent expert of international reputation, chosen by the Company.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

(iv) Repurchase of Convertible Preferred Shares

If the functions of a holder of Convertible Preferred Shares within the Company or its subsidiaries is terminated for one of the following reasons:

●	dismissal for gross or willful misconduct or the removal as corporate officer or employee of the Company or one of its subsidiaries in similar circumstances;

●	voluntary early retirement with full pension benefits, in the absence of prior written approval from the Company;

●	resignation in the absence of prior written approval from the Company,

the Company will buy back the Convertible Preferred Shares for the purpose of their cancellation.

The Convertible Preferred Shares will be repurchased at a price corresponding to their nominal value per share.

The Company will inform the holder of Convertible Preferred Shares concerned of the repurchase to be carried out by any means before the actual date of the repurchase.

All Convertible Preferred Shares repurchased on this basis will be definitively canceled as from that repurchase date and the capital of the company will be reduced by the corresponding amount, with the creditors possessing a right of objection.

The Management Board must note for the record, as applicable, the number of Convertible Preferred Shares repurchased and canceled by the company and make the necessary modifications to the Articles of Association with respect to the share capital and the number of shares making up the capital.

TITLE III

ADMINISTRATION AND CONTROL OF THE COMPANY

Article 14. Management Board

1.	The Company is directed by a Management Board which carries out its duties under the control of the Supervisory Board.

The Management Board shall be composed of two to at most seven members, appointed by the Supervisory Board.

2.	On penalty of nullity of appointment, the members of the Management Board shall be natural persons. They may be chosen from outside the shareholders.

If a member of the Supervisory Board is appointed to the Management Board, his mandate on the former Board shall end as soon as he takes up his position.

3.	The members of the Management Board shall be appointed by the Supervisory Board; they shall be dismissed by the Ordinary General Meeting of shareholders or by the Supervisory Board.

If the dismissal is decided without just cause, it may give rise to damages.

In the event that the concerned party has concluded an employment agreement with the Company, the revoking of his functions as a member of the Management Board shall not have the effect of terminating this agreement.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

4.	The Management Board shall be appointed for a period of three (3) years, ending on the date of the General Meeting convened to decide on the financial statements for the past financial year and held during the year in which the mandate expires, on expiry of which, it shall be entirely renewed. In the event of a vacancy, the Supervisory Board shall make provision within two months for the filling of the vacant position. A member of the Supervisory Board may be appointed by the Supervisory Board to exercise the duties of a member of the Management Board for the remaining period until the renewal of the Management Board and up to six months. During this period, the duties of the party in question on the Supervisory Board shall be suspended.

The members of the Management Board shall all be re-electable.

5.	The age limit for the exercise of duties of the members of the Management Board shall be set at seventy (70). A member of the Management Board in office shall be considered to have resigned at the end of the financial year during which he reaches this age. A member of the Management Board who has been put under guardianship shall also be deemed to have resigned automatically.

Compulsory retirement in accordance with the preceding paragraph shall not invalidate the discussions and decisions in which the member of the Management Board deemed to have resigned automatically took part.

The procedure for and amount of remuneration of each of the members of the Management Board shall be set by the Supervisory Board.

6.	The Supervisory Board shall appoint one of the members of the Management Board as chairman. The chairman of the Management Board shall carry out his duties for the duration of his mandate as a member of the Management Board.

The chairman of the Management Board may be dismissed by decision of the General Meeting of shareholders or by the decision of the Supervisory Board, with a majority of the members of the Supervisory Board.

7.	The Management Board shall meet as often as the interests of the Company demand, on convening by its Chairman, its Directeur Général or by at least half of its members, at the registered office of the company or at any other location indicated in the convening notice; it may be convened by any means, including by e-mail or even verbally. The agenda must appear in the convening notice but may be supplemented at the time of the meeting.

The Chairman of the Management Board shall chair the sessions and appoint a secretary, who may be chosen from outside of its members. In the absence of the Chairman of the Management Board, the sessions shall be chaired by the Directeur Général, or failing that by the member of the Management Board whom the Management Board has appointed for this purpose.

For decisions to be valid, at least half of the members must be present. If the Management Board includes two members, the decisions shall be taken unanimously. If it includes more than two members, decisions shall be taken by a majority of members present. Each member of the Management Board shall have one voting right and the president shall not have a casting vote in the event of a tied vote.

For the purposes of calculating the quorum and majority, members of the Management Board who take part in its meeting via conference call or telecommunications media, which permit their identification and guarantee their effective participation, the nature and conditions of application of which are determined by legislative and regulatory provisions in effect shall be considered to be present.

However, this procedure may not be used to establish the annual financial statements and management report, or to establish the consolidated accounts and management report for the group, if it is not included in the annual report.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

8.	The Statutory Auditors shall be convened to all of the meetings of the Management Board which examine or draw up the annual or interim financial statements.

9.	The decisions are confirmed by minutes drawn up in a special register and signed by the Chairman of the Management Board and another member of the Management Board who has taken part in the session.

The minutes shall mention the name of the present or represented members and those of the absent members. Copies or extracts of these minutes shall be certified the Chairman of the Management Board, one of its members or any other person designated by the Management Board and during the liquidation period, by the liquidator.

10.	The members of the Management Board may allocate the executive tasks among themselves with the authorisation of the Supervisory Board, pursuant to Article R. 225-39 of the French Commercial Code. This allocation may in no case dispense the Management Board from meeting and deciding on the most important management issues of the Company nor have the effect of depriving the Management Board of its character as a body which provides the general management of the Company in a collective manner.

Article 15. Attributions and powers of the Management Board

1.	The Management Board shall be assigned the most extensive powers for acting in all circumstances in the name of the Company and shall exercise these within the limits of the company object and subject to those expressly attributed by law to the Supervisory Board and to the General Meetings of shareholders and those which require the prior authorisation of the Supervisory Board, as specified below.

Any limitation on the powers of the Management Board shall be unenforceable against third parties.

The Management Board shall convene the General Meetings of the shareholders, set their agenda and execute their decisions.

At least once a quarter, the Management Board shall submit a report to the Supervisory Board which retraces the principal actions or events occurring in the management of the Company.

After the closure of each financial year and within the following three (3) months, the Management Board shall submit the annual documents to the Supervisory Board, as well as all documents provided by law, for verification and control purposes. It shall propose the allocation of results for the past financial year.

2.	The Chairman of the Management Board shall represent the Company in its relations with third parties. At the same time, the Supervisory Board shall be authorised to attribute the same power of representation to one or several members of the Management Board, for which each of them shall then have the title of Directeur Général. The Supervisory Board may abolish this power of representation by withdrawing the role of Directeur Général from the member of the Management Board. The Company shall even be committed by the actions of the Chairman or one of the Directeurs Généraux which do not relate to the Company object, unless it demonstrates that the third party was aware that this action exceeded this object or could not have been unaware of the same in view of the circumstances.

The stipulations limiting this power of representation are unenforceable against third parties.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The actions committing the Company with regard to third parties are validly executed with a single signature of any one of the members of the Management Board authorised to represent the Company, pursuant to the stipulations of this Article.

3.	The Management Board may entrust special, permanent or temporary missions which it determines to one or several of its members or to any other person and delegate the powers to them which it judges necessary for one or several given objects, with or without the power of subdelegation.

4.	The Management Board shall examine and present the quarterly and half-yearly accounts to the Supervisory Board.

5.	The Management Board shall decide or authorise the issuance of bonds under the conditions of Article L. 228-40 of the French Commercial Code, unless the General Meeting decides to exercise this power. The Management Board may delegate to its Chairman and, with the agreement of the same, to one or several of its members, the powers necessary for realising the issuance of bonds, within a one-year deadline, and draw up the procedures for these.

6.	The members of the Management Board, as well as any person convened on to attend its meetings shall be bound by secrecy with regard to information of a confidential character or which is presented as such.

7.	The decision listed in Article 19 of these Articles of Association are subject to the prior approval of the Supervisory Board, ruling with a simple or enhanced majority or unanimously, as per the case, at the proposal of the Management Board.

When an operation demands the authorisation of the Supervisory Board, pursuant to Article 19 of these Articles of Association and which this latter party refuses, the Management Board may submit the difference to the General Meeting of shareholders, which shall decide on the follow-up for the plan, pursuant to Article R. 225-40 of the French Commercial Code.

Article 16. Composition of the Supervisory Board

The Supervisory Board consists of at least three (3) members and at most eighteen (18) members, appointed by the Ordinary General Meeting of shareholders, subject to legal exemptions.

The members of the Supervisory Board who are natural persons, must be aged less than eighty (80), subject to the following stipulations.

A legal person may be appointed as member of the Supervisory Board but must, under the conditions provided by the law, designate a natural person who shall be its permanent representative on the Supervisory Board. The permanent representatives must be aged less than eighty (80), subject to the following stipulations.

Article 17. Duration of duties – Renewal – Co-opting

The term of office of the members of the Supervisory Board is set at three (3) years (with one year understood as the interval between two consecutive Ordinary General Meetings), subject to the following stipulations.

The term of office of any member of the Supervisory Board shall be limited to the remaining period until the annual Ordinary General Meeting, held in the year during which the member of the Supervisory Board in question reaches the age of eighty (80).

A member of the Supervisory Board put under guardianship shall be deemed to have resigned automatically. Such compulsory resignation shall not invalidate the discussions and decisions in which the member of the Supervisory Board deemed to have resigned automatically took part.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The members of the Supervisory Board shall be re-elected on one or several occasions, subject to the above stipulations concerning the age limit. They may be dismissed at any time by decision of the Ordinary General Meeting, under the conditions and pursuant to the procedures provided by law.

In the event of a vacancy, due to death or resignation, of one or several positions on the Supervisory Board, the Supervisory Board may make appointments in a provisional capacity between two General Meetings. These appointments shall be submitted for the ratification of the following Ordinary General Meeting. In the absence of ratification, the decisions taken and the acts previously carried out by the Board shall nevertheless remain valid.

When the number of members of the Supervisory Board has fallen below the legal minimum, the Management Board shall call the Ordinary General Meeting within the shortest possible period, with a view to establishing a full Board.

The member appointed as a replacement for another whose mandate has not expired, shall only remain in office during the remaining time of the mandate of his predecessor.

Furthermore, the Supervisory Board may include elected members representing employees, pursuant to the provisions of Article L. 225-79 and, as appropriate, L. 225-71 and L. 22-10-22 of the French Commercial Code.

Article 18. Bureau and resolutions of the Board

1.	The Board shall, among its members, appoint a Chairman and a Deputy Chairman, who are responsible for convening Board meetings and, as the case may be, directing its discussions. The Chairman shall also designate a secretary, who may be selected outside the shareholders and, together with the Chairman and the Deputy Chairman, shall form the Board committee.

They shall be appointed for the duration of their mandate for the Supervisory Board and shall always be re-electable.

The Chairman and the Deputy Chairman shall be natural persons.

In the event of absence or impediment of the Chairman, the session of the Supervisory Board shall be chaired by the Deputy Chairman.

2.	Supervisory Board meetings shall be held as often as the interests of the Company require and at least once per quarter, at the request of the Chairman, the Deputy Chairman or a member of the Supervisory Board, made by any written means, including by email or even verbally.

At the same time, the Chairman shall convene the Board on a date which must not be more than fifteen (15) days later, when at least one member of the Management Board or at least one third of the members of the Supervisory Board submit a grounded request in this sense. If the request has remained without response, its authors may themselves call the meeting, indicating the agenda of the session. Other than this case, the agenda shall be set by the Chairman and may only be set at the time of the meeting.

Supervisory Board meetings may also be held (i) by videoconference or any other electronic means of telecommunication or remote transmission, or (ii) by written decision on the conditions and within the limits provided for by law.

In-person meetings shall take place at the registered office or at any other location indicated in the convening notice.

For resolutions to be valid, at least half of the members of the Supervisory Board must be present. Subject to the stipulations of Article 19, decisions shall be taken by a majority of votes of present or represented members; in the event of a tie vote, the chairman of the session shall have the deciding vote.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Moreover, for the purposes of calculating the quorum and majority, the members of the Supervisory Board who take part in the board meetings by videoconference or any other electronic means of telecommunications or remote transmission shall be considered to be present, except for the adoption of the decisions relating to verification and control of the annual financial statements and, as appropriate, of the consolidated accounts.

The members of the Supervisory Board may be represented at each session by one of their colleagues, but one member may only represent one of his colleagues as a proxy. These powers shall only be valid for a single session and may be granted by simple letter, e-mail or fax.

An attendance register shall be kept at the registered office, which shall be signed by the members of the Supervisory Board who take part in the board meeting.

The production of an extract or copy of the minutes shall serve as sufficient evidence for the number of members in office and their attendance or representation.

The decisions of the Board shall be noted in the minutes drawn up in a special register or on numbered and initialled loose sheets, pursuant to the conditions set by the current legislation.

These minutes shall be signed by the chairman of the session and by another member of the Supervisory Board.

In the event of impediment of the chairman of the session, the minutes shall be signed by at least two members of the Supervisory Board.

The copies or extracts of these minutes shall be certified by the Chairman, the Deputy Chairman, a member of the Management Board or by a proxy authorised for this purpose.

The Supervisory Board shall draw up internal regulations which may provide that with the exception of decisions relating to the verification and inspection of the annual financial statements, as well as the verification and inspection of the consolidated financial statements, for the purposes of calculating the quorum and majority, the members of the Supervisory Board shall be considered to be present who attend the meeting via videoconference or telecommunications media which permit their identification and guarantee their effective participation, the nature and conditions of application of which are determined by the current legal and regulatory provisions.

The members of the Supervisory Board, as well as any person taking part in the meetings of the Supervisory Board, shall be bound to secrecy with regard to the resolutions of the Supervisory Board, as well as to the information presenting a confidential character or presented as such by the Chairman of the Supervisory Board or the Chairman of the Management Board.

The Statutory Auditors shall be convened to all of the meetings of the Supervisory Board which examine or draw up the annual or interim financial statements.

Article 19. Powers and attributions of the Supervisory Board

The Supervisory Board shall exercise permanent control of the management of the Company carried out by the Management Board.

It shall appoint the members of the Management Board and set their remuneration. It shall designate the Chairman of the Management Board and possibly the Directeurs Généraux. It may also pronounce their dismissal under the conditions provided by law and by the Articles of Association of the Company.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

It shall convene the General Meeting of shareholders, in the absence of convening by the Management Board.

It shall carry out the verifications and inspections which it considers appropriate at any time of the year and may order the forwarding of documents which it considers necessary for carrying out its mission.

The Supervisory Board shall authorise the following agreements and operations, prior to their conclusion:

1.	By a majority of present or represented members, pursuant to current legal and regulatory provisions:

(i)	any assignment of property in kind;

(ii)	any total or partial assignment of investments;

(iii)	any establishment of sureties, as well as securities, endorsements and guarantees; and

(iv)	any agreement referred to in Article 22 of these Articles of association and subject, according to Article L. 229-7 of the French Commercial Code, to the rules set forth in Articles L. 225-89 through L. 225-90 of the French Commercial Code, which relates to the Supervisory Board’s approval of regulated agreements, to the exception of agreements related to standard transactions concluded under ordinary conditions.

2.	With a majority representing more than half of its members in office (i.e. for the first Supervisory Board, by a majority of 4 out of the 7 members in office):

(i)	approval of the annual budget;

(ii)	approval of the business plan;

(iii)	appointment and revocation of the members of the Management Board (directoire) and Directeurs Généraux, decision on their remuneration and leaving terms;

(iv)	submission of draft resolutions to the shareholders’ meeting relating to any distribution (including distribution of dividends or reserves) to the shareholders;

(v)	approval of material changes in accounting policies;

(vi)	submission of draft resolutions to the extraordinary shareholders’ meeting and exercise of delegations of authority or delegations of powers granted by the shareholders’ meeting and relating to the issue of shares or securities granting access, immediately and/or in the future, to the share capital of the Company;

(vii)	share capital reductions and share buy back programs;

(viii)	submission of draft resolutions to the shareholders’ meeting relating to any amendment of the Articles of Association;

(ix)	acquisition and disposal of business branches, equity interests or assets for an amount exceeding EUR 1 million as well as any lease management (location-gérance) of all or part of the fonds de commerce, except for the transactions previously submitted and approved as part of the annual budget or business plan;

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

(x)	assignments of rights relating to, and the licensing of antibodies, vaccines or related products for an amount exceeding EUR 1.5 million;

(xi)	implementation of any capital expenditure for an amount exceeding EUR 1 million not previously submitted and approved as part of the annual budget;

(xii)	implementation of any expense for recruiting a team for a total annual gross compensation (including social charges and withholding taxes) of EUR 1.5 million in the first year, and not previously submitted and approved as part of the annual budget;

(xiii)	any implementation, refinancing or amendment to the terms of any borrowings (including any bonds) for an amount exceeding EUR 1 million, and not previously submitted and approved as part of the annual budget;

(xiv)	allocation of options entitling their holders to subscribe to newly issued shares (options de souscription d’actions) or to acquire existing shares (options d’acquisition d’actions), allocation of free shares or other plans in favour of the Management Board members and key employees (i.e employees with an annual gross compensation in excess of EUR 100,000) ;

(xv)	any merger, demerger, asset contribution, dissolution, liquidation or other restructurings;

(xvi)	any settlement or compromise relating to any litigation of an amount exceeding EUR 500,000, provided that any settlement or compromise relating to a litigation of an amount exceeding EUR 250,000 will be reviewed by the audit committee of the Supervisory Board;

(xvii)	any material change in the business; and

(xviii)	any agreement or undertaking to do any of the foregoing.

Any decision to transfer out of France the registered office and/or the research & development centre(s) operated by the Company in France shall be subject, as from the date hereof, to the prior authorisation of the Supervisory Board resolving unanimously.

The Supervisory Board shall receive a report from the Management Board on the progress of the company’s affairs whenever it considers it necessary and at least once a quarter.

Within the deadline of three months from the end of the financial year, the Management Board shall present the annual financial statements and its draft management report for the General Meeting to the Supervisory Board, for verification and control purposes.

It shall present its observations on the report by the Management Board, as well as on the annual financial statements to the Annual Ordinary General Meeting of shareholders.

The Supervisory Board may grant all of the special mandates or specific missions to one or several of its members, for one or several given objects.

The Supervisory Board may also appoint, from among its members, one or several specialised committees, the composition and attributions of which it shall set and which shall carry out their activities at its liability, without the said attributions having the object of delegating to the committees the powers exclusively attributed to the Supervisory Board by the law or these Articles of Association, or the effect of reducing limiting the powers of the Supervisory Board.

Article 20. Allocation of the Supervisory Board

The members of the Supervisory Board may receive by way of remuneration of their activity a fixed annual amount, the amount of which, determined by the Ordinary General Meeting of shareholders, shall be maintained until a decision to the contrary and shall be charged to the general expenses of the Company.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The Board shall share these benefits among its members in a manner which it considers appropriate.

The Supervisory Board may also allocate exceptional remuneration to certain of its members for missions or mandates entrusted to them in the cases and under the conditions provided by law.

No remuneration, permanent or otherwise, may be paid to the members of the Supervisory Board, other than what is allocated to the Chairman and possibly to the Deputy Chairman, or that due by way of an employment contract corresponding to an effective job.

Article 21. Observers

The Supervisory Board may appoint one or several observers who only take part in meetings of the Supervisory Board and its committees in an advisory capacity.

The observer or observers are called to attend as observer the meetings of the Supervisory Board. The observer or observers must receive the same information as the members of the Supervisory Board.

The observers may be consulted by members of the Supervisory Board, as necessary, on all questions within their competences and for which they can deliver an opinion or an advice.

The observer(s) may not be remunerated.

Article 22. Agreements between the Company, a member of the Management Board or of the Supervisory Board, or a shareholder

All agreements entered into directly, or through an intermediary, between the Company and a member of its Management Board Supervisory Board, one of its shareholders holding more than 10% of the voting rights or in the case of an entity shareholder, its controlling company within the meaning of Article L. 233-3 of the French Commercial Code, shall be subject to the prior authorization of the Supervisory Board.

The same applies to agreements in which one of the persons mentioned in the preceding paragraph has an indirect interest, as well as agreements which take place between the Company and an entity, if one of the Management Board members or one of Supervisory Board members of the Company is the owner, general partner having unlimited liability, manager, director, member of the supervisory board or, generally, an executive officer of such entity.

The prior authorization of the Supervisory Board is motivated by giving reasons indicating the interest of the agreement for the company, in particular, by specifying the financial conditions attached to it.

The party directly or indirectly interested shall inform the Supervisory Board as soon as he or she is aware of an agreement subject to authorization. If this party serves on the Supervisory Board, he or she shall not have the right to take part in the discussions and the vote on the requested authorization.

The Chairman of the Supervisory Board shall inform the Statutory Auditors of all authorized agreements entered into and shall submit them for approval to the General Meeting of the Shareholders. The Statutory Auditors submit a report on these agreements to the meeting of shareholders which must vote on this report. The party directly or indirectly interested in the agreement shall not have the right to take part in the vote and its shares shall not be taken into account for the calculation of the majority.

The agreements approved by the Shareholders’ Meeting, together with those not approved, shall be effective with respect to third parties except when declared null and void in cases of fraud. However and even in the absence of fraud, any prejudicial consequences for the Company of agreements that have not been approved may be borne by the interested party.

Regardless of the liability of the interested party, all agreements for which the prior authorization by the Supervisory Board is required, which are concluded without such prior authorization by the Supervisory Board, may be declared null and void if the consequences thereof were prejudicial to the Company. An action to render the agreement null and void shall be time barred after three years as of the date of the agreement. However, if such agreement has been hidden, this period shall be calculated as of the date on which its existence was revealed. The nullity can be remedied by a vote by the Shareholders’ Meeting held on a special report by the Statutory Auditors’ stating the circumstances under which the authorization procedure was not followed. In such case, the interested party may not take part in the vote and his or her shares shall not be taken into account for the calculations of quorum and majority.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The foregoing provisions do not apply to agreements concerning current operations and entered under normal conditions or agreements entered into between two companies, one of which holds, directly or indirectly, all of the share capital of the other, if applicable, less the minimum number of shares required to satisfy the requirements of article 1832 of the French Civil Code, or articles L. 225-1 and L. 22-10-2 of the French Commercial Code.

The Supervisory Board must set up a procedure to regularly assess whether agreements relating to current operations and entered into on customary terms meet these criteria. The persons directly or indirectly interested in one of these agreements shall not take part in this assessment.

Article 23. Statutory auditors

One or several Statutory Auditors shall be appointed and shall carry out their monitoring mission pursuant to the law.

They shall have the permanent mission, to the exclusion of any interference in the management, of verifying the books and values of the Company and of monitoring the regularity and fairness of the Company accounts.

TITLE IV

SHAREHOLDERS’ MEETINGS

Article 24. Nature of the Meetings

The decisions of the shareholders shall be taken at a General Meeting.

The Ordinary General Meetings shall be those which are convened on to take all of the decisions which do not modify the Articles of Association.

The Extraordinary General Meetings shall be those convened on to decide or authorise direct or indirect modifications of the Articles of Association.

The Special Meetings shall bring together the holders of Shares of a given category to rule on a modification of the rights of the Shares of this category and all other decisions provided by law or by these Articles of Association.

The resolutions of the General Meetings shall oblige all of the shareholders, even if absent, dissenting or incapable.

Article 25. Calling and convening of the General Meetings

The General Meetings shall be convened either by the Management Board or failing this, by the Supervisory Board or the Statutory Auditors or by a representative designated by the court, at the demand, either of any interested party or the Social and Economic Committee in the event of an emergency or by several shareholders representing at least 5% of the share capital.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

During the liquidation period, the Meetings shall be convened by the liquidator(s).

The General Meetings shall be convened at the registered office or at any other location indicated in the notice of calling.

The Company shall be obliged, within the time limits set out in applicable laws, to publish a notice of meeting in the Bulletin des Annonces Légales Obligatoires (BALO) (Bulletin of Obligatory Legal Announcements containing the mentions provided by the laws in effect.

The convening of the General Meetings shall be realised by the inclusion in a newspaper authorised to receive legal announcements in the Department of the registered office and in addition, in the Bulletin des Annonces Légales Obligatoires (BALO), within the time limits set out in applicable laws.

When a Meeting has been unable to deliberate in regular fashion, due to failure to reach the necessary quorum, the second Meeting and as per the case, the second extended Meeting, shall be convened, in the same forms as the first, within the time limits set out in applicable laws and the notice of calling shall recall the date of the first calling and reproduce its agenda.

Article 26. Agenda

1.	The agenda of the Meetings shall be drawn up by the author of the calling.

2.	One or several shareholders, representing at least the required proportion of the share capital and acting under the conditions and pursuant to the deadlines set by the law, shall be entitled to request the inclusion of draft resolutions in the agenda of the Meeting by registered letter with a request for notice of receipt.

3.	If a Social and Economic Committee exists, it may request the entering of draft resolutions on the agenda of a Meeting.

These draft resolutions must be notified to the shareholders and be entered in the agenda and submitted to the vote of the Meeting.

4.	The Meeting may not deliberate on an issue which is not entered on the agenda, which may not be modified at a second calling. It may nevertheless dismiss one or several members of the Supervisory Board under any circumstances and replace them.

Article 27. Admissions to Meetings - Powers

All of the shareholders shall be entitled to take part in the Meetings on providing proof of their identity, though subject to compliance with the following provisions:

- for holders of registered shares, their registration in the registered share account maintained by the Company no later than the second day preceding the Meeting date;

- for holders of ordinary bearer shares, issuance of a certificate of participation (attestation de participation) by an authorized intermediary confirming they are registered in a securities account no later than the second day preceding the Meeting date.

Any shareholder may vote by post through a form, the details of which are set forth by a decree of the Conseil d’État, and a copy of which may further be obtained under the conditions indicated by the notice of calling of the Meeting.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

A shareholder may also vote by proxy, in accordance with the provisions of Articles L. 225-106 and L. 22-10-39 of the French Commercial Code, and thus be represented either by another shareholder who provides evidence of a power of attorney, by his/her spouse or partner with whom he/she has concluded a civil solidarity pact, or by any other natural or legal person of his/her choice (and this under the conditions provided in Articles L. 22-10-40, R. 225-79 and R. 22-10-24 of the French Commercial Code).

In the event of existence of a Social and Economic Committee within the Company, two of its members designated by the counsel, of which one belongs to the category of technical staff and supervisors and the other to the category of employees and workers, or where appropriate, the persons mentioned in Articles L. 2312-74 and L. 2312-75 of the Labour Code, may attend the General Meetings. They shall be heard at their request for all of the resolutions which require the unanimity of shareholders.

Shareholders may, upon decision of the Management Board, take part in the General Meetings by videoconference or by any other means of telecommunication, including the Internet, which allow their identification in accordance with the conditions and procedures set forth by the applicable regulations in force. Where applicable, this decision shall be communicated in the convening notice of the General Meeting.

Upon decision of the Management Board, the shareholders may access and use the proxy form or voting form in electronic format, under the conditions and in accordance with the conditions and procedures set forth by the applicable regulations in force.

Article 28. Holding of the Meeting - Bureau - Minutes

An attendance sheet shall be signed by the attending shareholders and representatives, to which shall be attached the powers granted to each representative and, as appropriate, the postal voting forms. It shall be certified as accurate by the bureau of the Meeting.

The Meetings shall be chaired by the Chairman of the Supervisory Board or, in his absence, by the Deputy Chairman or by a member of the Board especially appointed for this purpose. In the event of convening by a Statutory Auditor or court-appointed agent, the Meeting shall be chaired by the author of the convening notice. Failing this, the Meeting shall itself elect its Chairman.

The two present and accepting shareholders, representing the largest number of votes, both as themselves and as representatives, shall serve as scrutineers. The bureau so established shall designate a secretary, who may be selected from outside the members of the Meeting.

The deliberations of the meetings shall be recorded in minutes signed by the members of the bureau and drawn up in a special register, in accordance with the law. Copies and extracts of these minutes shall be certified under the conditions set by law.

Article 29. Quorum - Vote

1.	The quorum shall be calculated on all of the Shares comprising the share capital, except in the Special Meetings, where it shall be calculated on all of the Shares for the category in question, all of which minus the Shares deprived of the voting rights by virtue of the provisions of the law. In the event of a postal vote, for the calculation of the quorum, only forms duly completed and received by the Company at least three (3) days before the date of the Meeting shall be considered, i.e. no later than the fourth day before the date of the Meeting.

2.	Subject to the double voting right cited in the Article 13.2, the voting rights attached to Ordinary Shares shall be proportional to the stake in the share capital which they represent.

3.	The vote shall be expressed by a show of hands, by a roll-call or by a secret ballot, pursuant to what the bureau of the Meeting or the shareholders decide. The shareholders may also vote by post, or by proxy under the conditions of Article 27 of the Articles of association, including, upon decision of the Management Board, by videoconference or by any other means of telecommunication, including the Internet, which allow their identification in accordance with the conditions and procedures set forth by the applicable regulations in force.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

4.	For the purposes of calculating the quorum and majority, shareholders shall be considered to be present who take part in the Meeting via videoconference or telecommunications media, including the Internet, which permit their identification and guarantee their effective participation, the nature and conditions of application of which are determined by legislative and regulatory provisions in effect.

Article 30. Ordinary General Meeting

The Ordinary General Meeting shall take all of the decisions exceeding the powers of the Management Board, which do not have the object of modifying the Articles of Association.

The Ordinary General Meeting shall meet at least once a year, within six months of the end of the financial year, to rule on the financial statements for the financial year, subject to the extension of the deadline by a court decision.

It shall only deliberate validly, on a first convening, if the present and represented shareholders, or those voting by postal vote, hold at least the number of shares set out in applicable laws.

No quorum shall be required for the second convening. It shall rule with a majority of the votes validly cast by the present or represented shareholders or shareholders voting by post. Abstention and votes blank or void shall not be considered as votes cast.

For the purposes of calculating the quorum and majority, shareholders shall be considered to be present who take part in the General Meetings via videoconference or telecommunications media as detailed above.

Article 31. Extraordinary General Meeting

The Extraordinary General Meeting may amend the Articles of Association in all of their provisions and notably decide on the conversion of the Company into a limited liability company. It may nevertheless increase the commitments of the shareholders, subject to the operations resulting from a consolidation of Shares effected in regular fashion.

The Extraordinary General Meeting may only deliberate validly if the present or represented shareholders or shareholders voting by postal vote possess on the first convening or on the second convening the number of shares set out by applicable laws. In the absence of this latter quorum, the second Meeting may be extended until a date two months later than the one on which it had been convened.

The Extraordinary General Meeting shall rule with a majority of two thirds of the votes validly cast by the present or represented shareholders, or voting by postal vote, unless there is a legal exemption. Abstention and votes blank or void shall not be considered as votes cast.

In constituent Extraordinary General Meetings, i.e. those convened to deliberate on the approval of a contribution in kind or the granting of a particular benefit, the grantor or beneficiary shall not have a vote, either for itself or as a representative.

For the purposes of calculating the quorum and majority, shareholders shall be regarded as present who take part in the General Meetings via videoconference or telecommunications media as detailed above.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 32. Special Meetings

If there are several categories of Share, no modification may be made to the rights of the Shares in one of these categories, without a requisite vote of an Extraordinary General Meeting, open to all of the shareholders and furthermore, without an equally requisite vote of a Special Meeting, open only to the owners of Shares of the category in question.

The special Meetings may only deliberate validly if the present or represented shareholders hold on the first convening or on the second convening the number of shares of the relevant category set out by applicable laws.

Other meetings shall be convened and shall deliberate under the same conditions as the Extraordinary General Meetings, subject to the particular provisions applicable to Meetings of holders of Shares with a priority dividend, but without voting rights.

For the purposes of calculating the quorum and majority, shareholders shall be regarded as present who take part in the Meeting via videoconference or telecommunications media as detailed above and for which the nature and conditions of application are determined by current legislative and regulatory provisions.

Article 33. Right of notification of the Shareholders

Every shareholder has the right to receive, under the conditions and at times set by law, the documents required for it to be able to pronounce knowledgeably and draw up a ruling on the management and control of the Company.

The nature of these documents and the conditions of their dispatch or provision shall be determined by the law and regulations.

TITLE V

COMPANY ACCOUNTS -

ALLOCATION AND DISTRIBUTION OF PROFITS

Article 34. Inventory - Annual Financial Statements

The Company shall maintain regular accounts of its operations, pursuant to the law and commercial practice.

At the end of each financial year, the Management Board shall draw up an inventory of the various elements of the assets and liabilities. It shall also draw up the annual reports and as appropriate, the consolidated financial statements, pursuant to the provisions of the French Commercial Code.

It shall attach a statement of guarantee deposits, endorsements and guarantees given by the Company to the balance sheet, together with a statement of sureties granted by it.

It shall draw up a management report containing the indications set by law.

The management report shall include, as per the case, the report on the management of the group, when the Company must draw up and publish consolidated accounts under the conditions provided by law.

As appropriate, the Management Board shall draw up provisional accounting documents under the conditions provided by law.

All of these documents shall be made available to the Statutory Auditors under the appropriate legal and regulatory conditions.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 35. Allocation and distribution of profits

First of all, amounts to be provisioned in legal reserves shall be deducted from the net profit for each financial year minus previous losses, if any. In this way, 5% shall be deducted to establish the legal reserve fund; this deduction shall cease to be obligatory when the said fund has reached one tenth of the share capital; it shall resume if, for any reason, the legal reserve has fallen below this fraction.

The distributable profits shall consist of the net profit for the financial year minus previous losses and the amounts provisioned to reserves by way of application of the law and the Articles of Association plus retained earnings.

For this profit, the General Meeting shall then deduct the amounts which it considers appropriate to allocate to optional, ordinary or extraordinary reserves or as retained earnings.

The balance, if any, may be allocated among all of the Shares in proportion to their paid-up and unamortised amount and their respective pecuniary rights.

Each Preferred Share shall provide entitlement to the distribution of one fifteenth (1/15th) of the amount of any distribution or, as the case may be, of the allocation of assets, decided in favour of the holders of each Ordinary Share.

At the same time, except in the case of a capital reduction, no distribution may be made to the shareholders when the shareholders’ equity is or becomes, following this distribution, less than the amount of the share capital plus the reserves for which distribution is prohibited, pursuant to the law or the Articles of Association.

The General Meeting may decide to distribute the amounts deducted from the optional reserves, either to provide or supplement a dividend, or by way of an exceptional distribution; in this event, the decisions shall expressly indicate the reserve items from which the deductions shall be made. At the same time, the dividends shall be distributed as a priority from the distributable profit for the financial year.

The losses, if any, shall be attributed, after the approval of the financial statements by the General Meeting, to a special account, for attribution to profits for future financial years, until they are extinguished.

Article 36. Payment of dividends

Ruling on the annual financial statements, the General Meeting has the right to grant an option to each shareholder for all or part of the distributed dividend or interim dividends, for payment of the dividend or interim dividends in cash or in Shares.

The procedures for payment of dividends in cash shall be set by the General Meeting or failing this, by the Management Board.

However, the payment of dividends must take place within at most nine months of the end of the financial year, unless this deadline is extended by a judicial authorisation.

When financial statements drawn up during or at the end of the financial year and certified by a Statutory Auditor reveal that the Company has generated a profit, after the end of the preceding financial year, after establishing the necessary depreciation and provisions and deducting previous losses, if any, as well as amounts to be attributed to reserves by way of application of the law or Articles of Association and taking account of retained earnings, interim dividends may be distributed before approval of the annual financial statements. The amount of these interim dividend payments may not exceed the amount of the profit so defined.

The Company may only demand a repeat of the dividend from the shareholders if the distribution has been carried out in violation of the legal provisions and if the Company establishes that the beneficiaries were aware of the regular character of this distribution when it was made or could not have been unaware of the same in view of the circumstances. Actions for the return of undue payments shall be prescribed five years after the payment of these dividends. Dividends unclaimed within five years of their payment falling due shall be prescribed.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

TITLE VI

SHAREHOLDERS’ EQUITY - PURCHASE BY THE COMPANY

CONVERSION - EXTENSION - DISSOLUTION - LIQUIDATION

Article 37. Shareholders’ equity less than half of the share capital

If, on account of the losses observed in the accounting documents, the shareholders’ equity of the Company falls below half of the share capital, the Management Board shall be obliged, within four months following the approval of the accounts which have revealed these losses, to convene the Extraordinary General Meeting for the purpose of deciding whether there are grounds for the advance dissolution of the Company.

If the dissolution is not pronounced, subject to the legal provisions relating to the minimum capital and within the legal deadline, the share capital shall be reduced by an amount equal to that of the losses which could not be attributed to the reserves if, within this deadline, the shareholders’ equity could not be restored to a value equal to at least half of the share capital.

In any event, the decision of the General Meeting must form the object of notification formalities required by the applicable regulatory provisions.

In the event of failure to observe these prescriptions, any concerned party may apply to a court for the dissolution of the Company. The same shall apply if the shareholders are unable to deliberate in valid fashion.

At the same time, the court may not pronounce its dissolution if, on the day on which it rules on the merits, the adjustment has been made.

Article 38. Conversion

Pursuant to Article L. 229-10 of the French Commercial Code, the Company may be transformed into a limited liability Company, if, at the time of conversion, it has been in existence for at least two years and if it has drawn up financial statements for the last two financial years and these have been approved by its shareholders.

The conversion decision shall be taken on the basis of a report by one or several conversion auditors designated by a decision of the court, which attests that the shareholders’ equity is at least equal to the share capital.

Article 39. Extension

At least one year before the expiry date of the Company, the Management Board must convene the Extraordinary General Meeting of shareholders for the purpose of deciding, under the conditions required for the amendment of the articles of Association, whether the Company must be extended.

The shareholders who oppose the said extension shall be obliged to assign their Shares to the other shareholders within 3 months, starting from the resolution of the General Meeting which has decided on the extension, at the express demand of these latter parties by registered letter with notice of receipt. The assignment price of the Shares shall be determined by an expert under the conditions provided in Article 1843-4 of the Civil Code. In the event that the purchase requests exceed the number of Shares to be assigned, the allocation shall be made pro rata to the number of Shares already held by the acquirers and within the limits of the Shares to be assigned.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 40. Dissolution - Liquidation

Except in the cases of judicial dissolution provided by the law, and unless the Company is extended in regular fashion, it shall be dissolved on expiry of a deadline set by the Articles of Association or following a decision of an Extraordinary General Meeting of the shareholders.

One or several liquidators shall then be appointed by this Extraordinary General Meeting under the conditions of a quorum and majority provided for the Ordinary General Meetings.

The liquidator shall represent the Company. The entire company assets shall be realised and the liabilities discharged by the liquidator, who shall be vested with the broadest powers. He shall then allocate the available balance between the Ordinary Shares, pro rata to their participation in the share capital.

The General Meeting of shareholders may authorise it to continue with current business transactions or to undertake new ones for the purposes of the liquidation.

In the event that all of the Shares are acquired by a single shareholder, any dissolution decision, whether voluntary or judicial, shall entail the transmission of the Company’s assets, to the sole shareholder, under the conditions provided by law, without a liquidation being necessary.

TITLE VII

DISPUTES

Article 41. Disputes

Any disputes which may arise regarding the business of the company or the execution of the provisions of the Articles of Association, during the life of the Company or during its liquidation, whether between the shareholders, the management or controlling bodies of the Company or the Statutory Auditors, or between the shareholders themselves, shall be submitted to the competent courts with jurisdiction over the registered office.

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